Exhibit 99.1

Contact: Rodney L. Underdown
Chief Financial Officer
913-344-9200

Compass Minerals Group, Inc. Announces First Half 2003 Results; $68.1 million Adjusted EBITDA

OVERLAND PARK, KS, August 11, 2003 – Compass Minerals Group, Inc., a leading producer and marketer of salt and specialty potash, today reported its financial results for the second quarter and the first half of 2003. For the three months ended June 30, 2003, operating earnings were $7.2 million, and Adjusted EBITDA was $16.8 million on sales of $88.7 million. Adjusted EBITDA increased $0.9 million compared to the same period in the prior year. For the prior year period, operating earnings were $4.5 million and Adjusted EBITDA was $15.9 million on sales of $82.3 million.

For the six months ended June 30, 2003, operating earnings were $48.7 million, and Adjusted EBITDA was $68.1 million on sales of $301.4 million. Adjusted EBITDA increased $13.1 million compared to the same period in the prior year. For the prior year period, operating earnings were $32.0 million and Adjusted EBITDA was $55.0 million on sales of $244.7 million.

“Our performance has improved in both the first and second quarters of 2003 over the previous year. Improved results for the second quarter resulted from a continuing focus on growing our specialty fertilizer business,” said Michael E. Ducey, President and CEO. “We continue to see opportunities for modest top-line growth and are focusing our efforts on operational excellence and product mix enhancement to further strengthen our cash flows,” concluded Mr. Ducey.

Compass Minerals Group will be hosting an investor conference call on August 12 at 10:00 a.m. ET. The public is cordially invited to listen and participate by dialing the following toll-free number: 877-228-7138. Outside the U.S. dial: 706-643-0377. If you are unable to listen to the call at that time, the replay will be available 24 hours per day from 11:30 a.m. ET, August 12, 2003, to 11:59 p.m. ET, August 19, 2003, by dialing the following toll-free number: 800-642-1687. Outside the U.S. dial: 706-645-9291. (Conference ID#: 2216007 ).

Compass Minerals Group is the second largest North American producer of salt, the largest producer of salt in the United Kingdom and the largest North American producer of sulfate of potash, a specialty fertilizer. Compass Minerals Group is 94% owned by Apollo Management LP and Company management, with the remainder owned by IMC Global Inc.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, weather, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s Form 10-K Annual Report, filed with the Securities and Exchange Commission on March 31, 2003.

The Company’s performance, as measured by earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and EBITDA adjusted for the restructuring and other charges described below, or “Adjusted EBITDA,” is used by management as an approximate measure of cash flow generation. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of EBITDA and Adjusted EBITDA by other companies and are non-GAAP financial measures.

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Compass Minerals Group, Inc.

Consolidated and Combined Operating Results

(U.S. Dollars, in Millions)

        Both prior to the Recapitalization and in connection with the Recapitalization, we have incurred significant non-recurring restructuring and other charges that impact our results of operations. As a result, our results of operations and cash flows are not indicative of what they would have been had we not incurred these non-recurring charges. We believe it would be helpful to provide a sensitivity analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and EBITDA adjusted for the restructuring and other charges described below, or “Adjusted EBITDA.” Not only do we believe these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position, but also financial covenants and ratios in our senior credit facilities and our indentures, such as restrictions on payments and indebtedness and ratios relating to leverage, interest coverage and fixed charge coverage, are also tied to measures that are calculated by adjusting EBITDA as described below. We believe it is necessary to adjust EBITDA to enable investors to see how we view our business given the significant non-recurring restructuring and other charges that have historically affected our results of operations.

        Neither EBITDA nor Adjusted EBITDA are calculated under GAAP and neither should be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and Adjusted EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table sets forth the components of net income, EBITDA and Adjusted EBITDA.

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Sales	$88.7	$82.3	$301.4	$244.7
Cost of sales – shipping and handling	21.1	20.2	85.2	68.7
Cost of sales – products	48.9	45.7	144.4	120.0

Gross profit	18.7	16.4	71.8	56.0
Selling, general and administrative expense	11.5	9.7	23.1	19.3
Restructuring and other charges	—	2.2	—	4.7

Operating earnings	7.2	4.5	48.7	32.0
Other (income) expense:
Interest expense	9.5	10.3	19.2	20.5
Other, net	3.2	4.4	2.9	4.4

Income before income taxes	(5.5)	(10.2)	26.6	7.1
Income tax expense	0.2	(2.9)	5.4	2.7

Net income	$(5.7)	$(7.3)	$21.2	$4.4

Net income	$(5.7)	$(7.3)	$21.2	$4.4
Income tax expense (benefit)	0.2	(2.9)	5.4	2.7
Interest expense	9.5	10.3	19.2	20.5
Depreciation and amortization	9.6	9.2	19.4	18.3

EBITDA	13.6	9.3	65.2	45.9
Adjustments to EBITDA:
Restructuring and other charges	—	2.2	—	4.7
Other income, net (1)	3.2	4.4	2.9	4.4

Adjusted EBITDA	$16.8	$15.9	$68.1	$55.0

“Other income” primarily includes non-cash gains and losses as of the three months and six months ending June 30, 2003. For the three months and six months ending June 30, 2002, “Other income” primarily includes non-cash gains and losses and a $5.3 million loss related to the refinancing of the Company’s term loan resulting from the issuance of the $75 million 10% Senior Subordinated Notes due 2011 in April 2002.